Exhibit (a)(1)(j)

VTech Announces Results of Tender Offer for LeapFrog Shares

Hong Kong and Emeryville, California, 4 April 2016 — VTech Holdings Limited (VTech, HKSE: 303), a global leader in electronic learning products and cordless telephones, today announced that approximately 56.60% of all issued and outstanding shares of common stock of LeapFrog Enterprises, Inc. (LeapFrog, NYSE: LF) had been validly tendered and not withdrawn as of 11:59 p.m., New York City time, on April 1, 2016, the expiration date of the cash tender offer (the “Offer”) conducted by Bonita Merger Sub, L.L.C., an indirect wholly-owned subsidiary of VTech.  All of the tendered shares have been accepted for purchase by Bonita Merger Sub, L.L.C.

As the conditions to the Offer have been satisfied as of the expiration of the Offer, the parties expect to complete the merger today in accordance with the terms of the Agreement and Plan of Merger, dated February 5, 2016, as amended, among VTech, LeapFrog and Bonita Merger Sub, L.L.C.

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About LeapFrog

LeapFrog Enterprises, Inc. is the leader in innovative solutions that encourage a child’s curiosity and love of learning throughout their early developmental journey. For 20 years, LeapFrog has helped children expand their knowledge and imagination through award-winning products that combine state-of-the-art educational expertise led by the LeapFrog Learning Team, innovative technology, and engaging play — turning playtime into quality time. LeapFrog’s proprietary learning tablets and ground-breaking developmental games, learn to read and write systems, interactive learning toys and more are designed to create personalised experiences that encourage, excite and build confidence in children. LeapFrog is based in Emeryville, California, and was founded in 1995 by a father who revolutionised technology-based learning solutions to help his child learn how to read. Learn more at www.leapfrog.com.

About VTech

VTech is the global leader in electronic learning products from infancy to preschool and the world’s largest manufacturer of cordless phones. It also provides highly sought-after contract manufacturing services. Founded in 1976, VTech has been a pioneer in the electronic learning toy category with cutting-edge and innovative products that provide fun and learning to children across the world. By leveraging decades of success, VTech provides a diverse collection of telecommunication products that elevate the consumer experience with state-of-the-art technology and design. The Group is also one of the world’s leading electronic manufacturing service providers, offering world-class, full turnkey services to customers in a number of product categories. The Group’s mission is to design, manufacture and supply innovative and high quality products in a manner that minimises any impact on the environment, while creating sustainable value for its stakeholders and the community. For more information, please visit www.vtech.com.

Statement on Cautionary Factors

Any statements made in this press release that are not statements of historical fact including, but not limited to, statements about VTech’s and LeapFrog’s beliefs and expectations and statements about VTech’s proposed acquisition of LeapFrog, are forward-looking statements and should be evaluated as such.  Forward-looking statements include, but are not limited to, statements that may relate to VTech’s and LeapFrog’s plans, objectives, strategies, goals, future events and other information that is not historical information.  Factors that may materially affect such forward-looking statements include VTech’s and LeapFrog’s ability to successfully complete the merger.

VTech and LeapFrog do not undertake, and specifically disclaim, any obligation or responsibility to update or amend any of the information above except as otherwise required by law.

For inquiries, please contact:

VTech Holdings Limited	LeapFrog Enterprises, Inc.
Grace Pang, Head of Corporate Marketing	Nancy Lee, Investor Relations
+852 26801703	(510) 420-5150
grace_pang@vtech.com	ir@leapfrog.com